Exhibit 99.1

Heritage Financial Corporation Stock Ownership Guidelines

for Directors and the Chief Executive Officer

The Board of Directors of Heritage Financial Corporation (“Heritage”) believes that it is appropriate to align the financial interests of the directors and the Chief Executive Officer of Heritage with those of its shareholders. Therefore, the Board of Directors has adopted the following Stock Ownership Guidelines, effective March 24, 2011:

•	Heritage’s Stock Ownership Guidelines apply to all of its directors and the Chief Executive Officer (“CEO”).

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The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple of the director’s annual retainer or the CEO’s base salary, and then by converting such amount to a fixed number of shares. Ownership goals are established for each category as follows:

•	First, determine the dollar goal of the Ownership Guidelines by applying the following multiples to the individual’s annual retainer or base salary:

•	3 times for non-employee Directors; and

•	2.5 times for the Chief Executive Officer.

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Second, convert the dollar goal into a number of shares by dividing such dollar amount by Heritage’s average closing common stock price as reported by NASDAQ for the 60 trading days prior to the date of computation.

•	Stock that counts toward satisfaction of the Ownership Guidelines includes:

•	Shares owned directly by the individual or his or her immediate family members residing in the same household;

•	Shares held in an individual’s IRA accounts;

•	Shares held by an individual in Heritage’s retirement plan;

•	Shares owned by an individual pursuant to Heritage’s Equity Plans, including any stock awards, whether vested or unvested;

•	Shares held in grantor trust for the benefit of the individual or his or her immediate family members residing in the same household;

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Shares owned by a partnership, limited liability company or other entity of the individuals’ interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares power to vote or dispose of shares.

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Current Directors in office must be in compliance with these guidelines within three years of the initial effective date of these Guidelines and future Directors must be in compliance within three years of being first elected or appointed as a director. The current CEO must be in compliance with these guidelines within five years of the initial effective date of these Guidelines and future CEOs must be in compliance within five years of hiring.

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Directors and CEO may not sell or otherwise dispose of any Heritage common stock until the minimum level of ownership provided in these guidelines is met, subject to the limited exception set forth below. Once the Ownership Guidelines have been achieved, each director and CEO must maintain the minimum level of ownership provided in these guidelines. When a director’s or CEO’s target ownership level has been achieved, the individual must continue to own the number of shares equal to the target ownership level. Accordingly, if the market value of Heritage’s common stock increases, the individual may not sell below his or her initial target ownership level.

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Once established, a person’s stock ownership goal will not change because of changes in his or her retainer or base salary or fluctuations in Heritage’s common stock price. An individual’s stock ownership goal will only be re-established upon a change to a different position.

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There may be rare instances in which compliance with the Ownership Guidelines would place a severe hardship on an individual or would prevent an individual from complying with a court order, such as in the case of a divorce settlement. In these instances, the individual must submit a request in writing to the Corporate Secretary that summarizes the circumstances and describes the extent to which an exemption from the Ownership Guidelines is being requested. The Corporate Secretary will review the request with the Chairman of the Board (or the Lead Director of the Board in the case of a request by the Chairman or Chief Executive Officer) and legal counsel and will make the final decision. If the request is granted in whole or in part, the Corporate Secretary will, in consultation with the individual, develop an alternative stock ownership plan that reflects both the intention of these Ownership Guidelines and the individual’s particular circumstances.